Translation from the German into the English Language
                  Confidentiality Agreement: BMW and IQ Battery

                                                                    Exhibit 6.20
                                                                     Page 1 of 1

                        Mutual Confidentiality Agreement

between
Manufacturer of Batteries Moll, Angerstrasse 50, 96231 Staffelstein hereafter referred to as MOLL

and  IQ-Battery  Research  &  Development  GmbH,   Inselkammerstrasse  4,  82008
Unterhaching referred to as: IQ


MOLL and IQ have expressed mutual interest in working on IQ's existing invention in starter batteries.

For the purpose of this cooperation a reciprocal confidence is agreed upon.

Both Partners obligate themselves to utilize all conveyed information (verbal, written) according to principle "need to know" exclusively for agreed Projects. Publicly accessible and available information is released from that confidentiality. If the information must be forwarded on any occasion outside of the Project, a specific agreement is required.

Staffelstein, 8/9/97                   . . . . . . . . . . . . . .
                                       (MOLL)

Unterhaching 08/Sept.97                . . . . . . . . . . . . . . .
                                       (IQ)